SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 19, 2005

LIFECELL CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	01-19890	76-0172936
(State Or Other Jurisdiction Of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Millenium Way
Branchburg, New Jersey	08876
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (908) 947-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 19, 2005, at our annual stockholder’s meeting, the stockholders approved (i) the adoption of the LifeCell Corporation Equity Compensation Plan (the “Plan”) and (ii) an increase in the number of shares of Common Stock authorized for issuance under the Plan. The Plan is the result of the combination of LifeCell’s existing 2000 Stock Option Plan (the “2000 Plan”) and 2003 Non-Employee Director Stock Option Plan (the “2003 Plan” and together with the 2000 Plan, the “Prior Plans”). The Plan, unlike the Prior Plans, permits, in addition to stock option grants (“Options”), the grant of Stock Purchase Rights, Stock Appreciation Rights (“SARs” and together with Stock Purchase Rights, “Rights”), and Restricted and Unrestricted Stock Awards (“Awards”). The Plan will be administered by a committee (the “Committee”) appointed by our Board of Directors. The Plan has a term of ten years measured from the date of adoption of the 2000 Plan. Accordingly, no grants may be made under the Plan after March 1, 2010, but the Plan will continue thereafter while previously granted Options, Rights and Awards remain subject to the Plan.

The Plan authorizes the Committee to grant Options that are “Incentive Stock Options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), Nonstatutory Stock Options (any Option that is not an Incentive Stock Option) or a combination of both. The Plan provides, as did the 2003 Plan, for automatic grants of Nonstatutory Stock Options to non-employee directors of LifeCell (“Non-employee Director Options”). Upon initial election or appointment to the Board, a non-employee director will receive a Nonstatutory Stock Option to purchase 25,000 shares of Common Stock and a Nonstatutory Stock Option to purchase 10,000 shares of Common Stock on the date of each annual meeting of stockholders, provided that he or she has not received an initial grant of options in the same year. Other than automatic grants of Non-employee Director Options, grants of Options, Rights, and Awards under the Plan are discretionary. All officers, employees, directors and consultants of LifeCell and its subsidiaries are eligible to receive Options, Rights, and Awards under the Plan; however, non-employee directors may only be granted Non-employee Director Options.

The aggregate number of shares of Common Stock available for issuance under the Plan is 5,358,540, of which, as of July 22, 2005, there were awards covering 2,797,034 shares of Common Stock issued and outstanding (including awards granted to executive officers and certain senior managers on July 20, 2005 of an aggregate of 611,851 shares of Common Stock subject to certain time and performance vesting criteria set forth in the grants) and 2,561,506 shares of Common Stock available for future grants. No employee, director or consultant may receive Options, Rights or Awards of or relating to more than 600,000 shares of Common Stock in the aggregate in any year. The Committee determines the exercise price of Options granted under the Plan; provided, however, that the exercise price of Non-employee Director Options and Incentive Stock Options must be equal to the fair market value per share of Common Stock on the date of grant (or 110% of fair market value in the case of Incentive Stock Options granted to a ten-percent stockholder) . No option may be exercisable for more than ten years (five years in the case of an Incentive Stock Option granted to a ten-percent stockholder) from the date of grant, and no employee may receive Incentive Stock Options that first become exercisable in any calendar year in an amount exceeding $100,000.

Stock Purchase Rights and SARs may be granted by the Committee either alone, or in tandem with, other Options or Awards under the Plan. Unless otherwise determined by the Committee, LifeCell will have the right to repurchase the shares of Common Stock acquired upon exercise of the Stock Purchase Right upon the recipient’s termination of service for any reason. The Committee determines the number of shares of Common Stock to which a SAR relates and the SAR’s exercise period, which shall not exceed 10 years from the date of grant. Upon exercise of a SAR, the holder will receive a number of shares of Common Stock equal to (i) the number of shares for which the SAR is exercised times the appreciation in the fair market value of a share of Common Stock between the date the SAR was granted and it’s date of exercise; divided by (ii) the fair market value of a share of Common Stock on the date that the SAR is exercised. The Committee may also grant to any eligible employee or consultant Restricted Stock Awards (which are generally subject to forfeiture should the recipient terminate service with LifeCell prior to the Award having vested or if the performance goals established by the Committee as a condition of vesting are not achieved) or Unrestricted Stock Awards (which are grants of shares of Common Stock that are not subject to forfeiture).

To the extent that the Committee grants Awards that are subject to the satisfaction of performance goals specified by the Committee (“Performance Awards”), the Committee shall establish the specified levels of performance goals. Performance goals may be weighted for different factors and measures. The Committee may also increase or decrease an Award to any individual, except that an Award intended to be “qualified performance-based compensation” for purposes of Section 162(m) of the Code may not be increased.

The foregoing description of the terms of the Plan is qualified in its entirety by reference to the actual terms of the Plan, which is attached as Exhibit 10.1 to this report.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits

As described above, the following Exhibit is furnished as part of this Current Report on Form 8-K:

Exhibit 10.1 - LifeCell Corporation Equity Compensation Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIFECELL CORPORATION

By:	/s/ Steven T. Sobieski
Steven T. Sobieski
Chief Financial Officer

Date:  July 25, 2005